================================================================================

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                             CARDINAL HEALTH, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

[CARDINAL HEALTH LOGO]

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 1, 2000

                             ----------------------

         Notice is hereby given that the Annual Meeting of Shareholders of Cardinal Health, Inc., an Ohio corporation (the "Company"), will be held at the Company's corporate offices at 7000 Cardinal Place, Dublin, Ohio, on Wednesday, November 1, 2000, at 8:00 a.m., local time, for the following purposes:

              1. To elect four Directors, each to serve for a term of three years and until his successor is duly elected and qualified;

              2. To vote on a proposal to adopt an amendment to the Company's Articles of Incorporation to increase the number of authorized Company Common Shares, without par value, from five hundred million to seven hundred and fifty million;

              3. To vote on a proposal to re-approve the Material Terms of the Performance Goals under the Cardinal Health, Inc. Performance-Based Incentive Compensation Plan;

              4. To vote on a shareholder proposal to phase out PVC use in manufacture of medical supplies, if such proposal is presented at the meeting; and

              5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.


         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ELECTION OF DIRECTORS LISTED IN ITEM 1 OF THE PROXY CARD, FOR ITEMS 2 AND 3 OF THE PROXY CARD, AND AGAINST ITEM 4 OF THE PROXY CARD.

         Only shareholders of record on September 8, 2000, are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

                  By Order of the Board of Directors.





                                              /s/ STEVEN ALAN BENNETT, Secretary



September 18, 2000



         SHAREHOLDERS, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING IN PERSON, ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR TO VOTE BY TELEPHONE OR INTERNET PURSUANT TO INSTRUCTIONS PROVIDED WITH THE PROXY CARD.

[CARDINAL HEALTH LOGO]


                                 PROXY STATEMENT


         This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Cardinal Health, Inc., an Ohio corporation (the "Company"), for use at the annual meeting of the shareholders of the Company (the "Annual Meeting") to be held on Wednesday, November 1, 2000, at the offices of the Company, located at 7000 Cardinal Place, Dublin, Ohio 43017, at 8:00 a.m. local time and at any adjournment or postponement thereof. This Proxy Statement and the accompanying proxy, together with the Company's Annual Report to Shareholders for the fiscal year ended June 30, 2000, are first being sent to shareholders on or about September 18, 2000.

         The close of business on September 8, 2000, has been fixed as the record date for the determination of shareholders of the Company entitled to notice of and to vote at the Annual Meeting. At that date, the Company had outstanding 278,179,407 common shares, without par value ("Common Shares"). Except as set forth below, holders of Common Shares at the record date are entitled to one vote per share for the election of Directors and upon all matters on which shareholders are entitled to vote.

         The address of the Company's principal executive office is 7000 Cardinal Place, Dublin, Ohio 43017.


                             ELECTION OF DIRECTORS

         The Company's Board of Directors currently consists of fourteen members, divided into two classes of five members each and one class of four members. The Company's Restated Code of Regulations, as amended (the "Code of Regulations"), currently provides that the number of Directors may be increased or decreased by action of the Board of Directors upon the majority vote of the Board, but in no case may the number of Directors be fewer than nine or more than sixteen without an amendment to the Code of Regulations approved by the affirmative vote of the holders of not less than 75% of the shares having voting power with respect to the proposed amendment. Silas S. Cathcart, a current member of the Company's Board of Directors, whose term will expire at the Annual Meeting, has expressed his intention to retire from the Board upon the expiration of his term as of the Annual Meeting. The Board does not intend to fill the vacancy created by Mr. Cathcart's retirement and intends to reduce the size of the Board from fourteen to thirteen members upon the expiration of Mr. Cathcart's current term.

         At the Annual Meeting, the Company's shareholders will be asked to vote for the election of the four nominees hereinafter named, each to serve for a term of three years and until his successor is duly elected and qualified. (See PROPOSAL 1 below.) Common Shares represented by proxies unless otherwise specified will be voted for the named nominees. If, by reason of death or other unexpected occurrence, any one or more of the nominees should not be available for election, the proxies will be voted for the election of any substitute nominee(s) as the Board of Directors may propose. Proxies may not be voted at the Annual Meeting for more than four nominees.

         Under Ohio law, if notice in writing is given by any shareholder entitled to vote at the Annual Meeting to the President, a Vice President or the Secretary of the Company not less than 48 hours before the time fixed for holding the meeting that such shareholder desires that the voting for election of Directors be cumulative, and if an announcement of the giving of such notice is made upon the convening of such meeting by the Chairman or Secretary, or by or on behalf of the shareholder giving such notice, each shareholder entitled to vote at the Annual Meeting shall have the right to cumulate such voting power as he possesses at such election and to give one nominee a number of votes equal to the number of Directors to be elected multiplied by the number of shares he holds, or to distribute his votes on the same basis among two or more nominees, as he sees fit. If voting for the election of Directors is cumulative, the persons named in the enclosed proxy will vote the shares represented thereby and by other proxies held by them so as to elect as many of the four nominees named below as possible. Under Ohio law and the Company's Amended and Restated Articles of Incorporation, as amended (the "Articles of Incorporation"), broker non-votes will not be counted in favor of or against election of any nominee. The four nominees receiving the greatest number of votes will be elected Directors.

         Listed below are the names of those persons nominated for election as Directors of the Company (each is currently a Director of the Company), and of the Directors of the Company whose terms of office will continue after the Annual Meeting, their principal occupations, other public companies of which they are directors (which are shown parenthetically), ages, the year in which they first became a Director of the Company or the Company's predecessor in interest, and the year in which their term as a Director is scheduled to expire (information provided as of September 8, 2000):


                  NOMINEES FOR ELECTION AT THE ANNUAL MEETING

                                                                                         DIRECTOR        TERM
NAME                           AGE     PRINCIPAL OCCUPATION (1)                           SINCE         EXPIRES
----                           ---     ------------------------                          --------       -------
Dave Bing.................      56     Chairman and Chief Executive Officer,             May 2000        2000
                                       The Bing Group LLC, an automotive
                                       and industrial parts supplier and service
                                       provider (Lear Corporation, Steelcase
                                       Corporation, DTE Energy Company, Standard
                                       Federal Bank Corporation, Inc.).

John F. Finn..............      52     Chairman and Chief Executive                        1994          2000
                                       Officer of Gardner, Inc., an
                                       outdoor power equipment distributor.

John F. Havens............      73     Director Emeritus and Retired Chairman of Bank      1979          2000
                                       One Corporation, a bank holding
                                       company (Worthington Industries, Inc.).

Robert D. Walter..........      55     Chairman and Chief Executive Officer of the         1971          2000
                                       Company (Bank One Corporation, Infinity
                                       Broadcasting Corporation, Viacom, Inc.). (2)

          DIRECTORS WHOSE TERMS WILL CONTINUE AFTER THE ANNUAL MEETING

                                                                                         DIRECTOR        TERM
NAME                           AGE     PRINCIPAL OCCUPATION (1)                           SINCE         EXPIRES
----                           ---     ------------------------                          --------       -------
George H. Conrades..........    61     Chairman and Chief Executive Officer of Akamai      1999          2001
                                       Technologies, Inc., a provider of global
                                       internet services (Akamai Technologies, Inc.,
                                       Infinity Broadcasting Corporation, Viacom
                                       Corporation).

Robert L. Gerbig............    55     Retired Chairman and Chief Executive Officer        1975          2001
                                       of Gerbig, Snell/Weisheimer & Associates, Inc.,
                                       an advertising agency.

Richard C. Notebaert........    53     President and Chief Executive Officer of            1999          2001
                                       Tellabs, Inc., a telecommunication systems
                                       company (Aon Corporation, Sears, Roebuck & Co.,
                                       Tellabs, Inc.).

Melburn G. Whitmire ........    60     Retired Vice Chairman of the Company.               1994          2001

Regina E. Herzlinger........    56     Professor, Harvard University Graduate School       1995          2002
                                       of Business Administration (C.R. Bard, Inc.,
                                       Deere & Company, Schering-Plough Corporation).

John C. Kane................    60     Vice Chairman, President and Chief Operating        1993          2002
                                       Officer of the Company (Connetics Corporation,
                                       Greif Bros. Corporation). (2)

J. Michael Losh.............    54     Retired Chief Financial Officer of General          1996          2002
                                       Motors Corporation, an automobile
                                       manufacturing company (The Quaker Oats
                                       Company).

John B. McCoy...............    57     Chairman of the Board of Corillian                  1987          2002
                                       Corporation, a provider of internet-related
                                       financial services (Corillian Corporation,
                                       Federal Home Loan Mortgage Corporation, SBC
                                       Communications, Inc.).

Michael D. O'Halleran.......    49     President and Chief Operating Officer of Aon        1999          2002
                                       Corporation, an insurance brokerage,
                                       consulting and underwriting company (Aon
                                       Corporation, Optimark Technologies, Inc.).

(1) Each of the Directors except Messrs. Conrades, Notebaert and McCoy either has had the positions shown or has had other executive positions with the same employer for more than five years. Mr. Conrades was Chairman and Chief Executive Officer of BBN Corporation from January 1994 through May 1997. From May 1997 through July 1998, he was Executive Vice President of GTE Corporation. He has been a partner in Polaris Venture Partners since August 1998 and has held his current position as Chairman and Chief Executive Officer of Akamai Technologies, Inc. since April 1999. Mr. Notebaert was Chairman and Chief Executive Officer of Ameritech Corporation from April 1994 through his retirement during the last fiscal year. Mr. Notebaert's appointment as President and Chief Executive Officer of Tellabs, Inc. was announced in August 2000. Mr. McCoy served as Chief

Executive Officer of Bank One Corporation, a bank holding company, from 1984 until his retirement during the last fiscal year. Mr. McCoy has held his current position since June 2000. Messrs. Gerbig and Losh retired since the beginning of the last fiscal year from the positions listed above.

(2) Messrs. Kane and Walter are officers and directors of various subsidiaries of the Company.


         Four regular meetings and one special meeting of the Company's Board of Directors were held during the fiscal year ended June 30, 2000. Each Director attended 75% or more of the meetings of the Board and Board committees on which he or she served.

         Messrs. Finn, Losh, McCoy and Walter are the current members of the Board's Executive Committee, which is empowered to exercise all powers and perform all duties of the Board of Directors when the Board is not in session other than the authority to fill vacancies among the Directors or in any committee of the Board. The Executive Committee met one time during the last fiscal year, and, as permitted by Ohio law, acted two times by written action without a meeting.

         Messrs. Finn, Bing, Conrades, Gerbig, O'Halleran and Mrs. Herzlinger are the current members of the Board's Audit Committee, which is empowered to exercise all powers and authority of the Board of Directors with respect to the Company's annual audit, accounting policies, financial reporting, and internal controls. The Audit Committee met five times during the last fiscal year.

         Messrs. Losh, Cathcart, McCoy, Notebaert and Whitmire are the current members of the Board's Human Resources and Compensation Committee (the "Compensation Committee"), which is empowered to exercise all powers and authority of the Board of Directors with respect to compensation of the employees of the Company, sales to employees of stock in the Company, and grants of stock-based incentives to employees, including options to purchase stock in the Company. The Compensation Committee met four times during the last fiscal year and, as permitted by Ohio law, acted several times by written action without a meeting. Messrs. Losh, Cathcart, McCoy and Notebaert are current members of the Board's Human Resources and Compensation Subcommittee (the "Compensation Subcommittee") which was formed to act on matters relating to and affected by Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

         Messrs. McCoy, Finn, Havens and Losh are the current members of the Board's Nominating Committee, which is empowered to exercise all powers and authority of the Board of Directors with respect to selection of nominees to serve on the Board and its various committees. The Nominating Committee will consider nominees recommended by shareholders upon submission in writing to the Secretary of the Company of the names of such nominees, together with their qualifications for service as a Director of the Company. The Nominating Committee met four times during the last fiscal year.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         A property which includes parts of the Company's former Columbus food distribution center is leased by the Company from a limited partnership in which the general partner is Mr. Walter and the limited partners include Mr. Walter. The Company has subleased this property to a third party at rentals substantially in excess of the rentals it is required to pay to the limited partnership. The Company has options to renew the lease for two additional terms through 2024. The rent payable by the Company currently is $92,000 per annum.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         All executive officers and Directors of the Company, except for Messrs. Whitmire and Havens, timely filed all reports required under Section 16(a) of the Exchange Act during the fiscal year ended June 30, 2000. Mr. Whitmire was late in reporting one exempt option grant which was awarded pursuant to an automatic formula plan for outside directors. Mr. Havens was late in reporting one exempt gift transaction.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

          The following table sets forth certain information regarding the beneficial ownership of the Company's Common Shares as of September 8, 2000, by:
(a) the Company's Directors; (b) each other person who is known by the Company to own beneficially more than 5% of the outstanding Common Shares; (c) the Company's Chief Executive Officer and the other executive officers named in the Summary Compensation Table; and (d) the Company's executive officers and Directors as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all Common Shares set forth opposite their names:

                                                                             Number of
                                                                         Common Shares
Name of Beneficial Owner                                            Beneficially Owned    Percent of Class
------------------------                                            ------------------    ----------------
FMR Corp. (1)                                                               35,922,692          12.9%
Capital Research and Management Company (2)                                 24,043,589           8.6%
Robert D. Walter (3) (4)                                                     4,236,988           1.5%
Melburn G. Whitmire (5) (6)                                                  1,557,520            *
Joseph F. Damico (4)                                                           794,074            *
John C. Kane (4)                                                               488,833            *
James F. Millar (4)                                                            226,520            *
George L. Fotiades (4)                                                         178,568            *
Robert L. Gerbig (6) (7)                                                        98,582            *
John B. McCoy (6) (8)                                                           80,205            *
Silas S. Cathcart (6)                                                           36,729            *
John F. Havens (6) (9)                                                          33,947            *
John F. Finn (6) (10)                                                           28,400            *
Richard C. Notebaert (6)                                                        15,317            *
J. Michael Losh (6) (11)                                                        10,734            *
Regina E. Herzlinger (6)                                                         9,933            *
Michael D. O'Halleran (6)                                                        6,885            *
Dave Bing (6)                                                                    4,529            *
George H. Conrades (6)                                                           3,011            *

All Executive Officers and Directors as a
   Group (12) (23 Persons)                                                   8,067,299           2.9%

     * Indicates beneficial ownership of less than 1% of the outstanding Common Shares.

     (1) Based on information obtained from a Schedule 13F filed by FMR Corp. with the Securities and Exchange Commission on or about August 23, 2000. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. FMR Corp. has sole voting power with respect to 976,405 Common Shares and sole dispositive power with respect to all 35,922,692 Common Shares.

     (2) Based on information obtained from a Schedule 13F filed by Capital Research and Management Company with the Securities and Exchange Commission on or about August 15, 2000. The address of Capital Research and Management Company is 333 South Hope Street, Los Angeles, CA 90071. Capital Research and Management Company has sole voting power with respect to none of the Common Shares and sole dispositive power with respect to all 24,043,589 Common Shares.

     (3) Includes 1,702,826 Common Shares held in Mr. Walter's grantor retained annuity trusts.

     (4) Common Shares and the percent of class listed as being beneficially owned by the Company's named executive officers include outstanding options to purchase Common Shares which are exercisable within 60 days of September 8, 2000, as follows: Mr. Walter - 452,384 shares; Mr. Kane - 400,136 shares; Mr. Damico - 664,048 shares; Mr. Millar - 139,996 shares; Mr. Fotiades - 141,251 shares.

     (5) Includes 11,604 Common Shares held by Mr. Whitmire and his wife as custodian for the benefit of their minor daughter.

     (6) Common Shares and the percent of class listed as being beneficially owned by the listed Company Directors (except for Messrs. Kane and Walter) include outstanding options to purchase Common Shares which are exercisable under the Company's Directors' Stock Option Plan, Equity Incentive Plan, Outside Directors Equity Incentive Plan, or Allegiance Director Option Agreements as follows: Mr. Bing - 4,300 shares; Mr. Cathcart - 1,885 shares; Mr. Conrades - 3,011 shares; Mr. Finn - 13,540 shares; Mr. Gerbig - 16,285 shares; Mr. Havens - 16,285 shares; Mrs. Herzlinger - 9,933 shares; Mr. Losh - 7,147 shares; Mr. McCoy - 16,285 shares; Mr. Notebaert - 3,011 shares; Mr. O'Halleran - 1,885 shares; Mr. Whitmire - 31,976 shares.

     (7) Includes 82,297 Common Shares held in Mr. Gerbig's grantor retained annuity trust.

     (8) Includes 4,291 Common Shares held in trust for the benefit of Mr. McCoy's son.

     (9) Includes 17,356 Common Shares held in trust for the benefit of Mr. Havens' spouse and children.

     (10) Includes 13,835 Common Shares held jointly by Mr. Finn and his wife and 688 Common Shares held in his wife's individual retirement account.

     (11) Includes 1,000 Common Shares held in trust for the benefit of Mr. Losh's daughter.

     (12) Common Shares and percent of class listed as being beneficially owned by all executive officers and Directors as a group include outstanding options to purchase Common Shares which are exercisable within 60 days of September 8, 2000.


                             EXECUTIVE COMPENSATION

HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT

The following Human Resources and Compensation Committee Report and the performance graph included elsewhere in this Proxy Statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates this Report or the performance graph by reference in such filing.

         The Company's executive compensation program is administered by the Human Resources and Compensation Committee (the "Compensation Committee") of the Company's Board of Directors, which has responsibility for reviewing all aspects of the compensation program for the Company's executive officers. The

Compensation Committee is comprised of Messrs. Losh, Cathcart, McCoy, Notebaert and Whitmire. The Human Resources and Compensation Subcommittee (the "Compensation Subcommittee"), which during the fiscal year ended June 30, 2000 ("FY00") was comprised of Messrs. Losh, Cathcart and Notebaert, acts upon matters relating to or affected by Section 16 of the Exchange Act or Section 162(m) of the Internal Revenue Code. The Compensation Committee's primary objective with respect to executive compensation is to establish programs which attract and retain key executives and align their compensation with the Company's overall business strategies, values and performance. To this end, the Compensation Committee has established, and the Board of Directors has endorsed, an executive compensation philosophy which includes the following considerations:

         o A "pay-for-performance" orientation that differentiates compensation results based upon corporate, business unit and individual performance;

         o An emphasis on stock incentives as a significant component of total compensation in order to more closely align the interests of Company executives with the long-term interests of shareholders;

         o An objective of having an emphasis on total compensation vs. cash compensation, rewarding Company executives with total compensation (including cash and stock incentive programs) at or above competitive levels, if performance is superior;

         o Recognition that as an executive's level of responsibility increases, a greater portion of the total compensation opportunity should be based upon stock and other performance incentives; and

         o An appropriate mix of short-term and long-term compensation which facilitates retention of talented executives and encourages Company stock ownership and capital accumulation.

         The primary components of the Company's executive compensation program are: (a) base salaries, (b) annual cash incentive opportunities, and (c) long-term incentive opportunities in the form of stock options and restricted shares. This three-part approach enables the Company to meet the requirements of the highly competitive environment in which the Company operates while ensuring that executive officers are compensated in a way that advances both the short- and long-term interests of shareholders. Each primary component of executive pay is discussed below.

         The executive officers' and CEO's base salary, annual bonus target and award, and long-term incentives are reviewed at least annually to ensure market competitiveness and to assure satisfaction of the Company's objective of providing total executive pay which achieves the appropriate leverage of variable pay for performance and at-risk equity holdings. The Compensation Committee has been advised by independent outside executive compensation consultants in its review of the executive officers' and Mr. Walter's compensation. In making their recommendations, the independent advisors considered the appropriate peer group of companies for the Company. The companies considered by the advisors include some of, but are not the same as, those in the Value Line Health Care Index utilized in the Shareholder Performance Graph set forth on page 14, and which represent a broader spectrum of wholesale, retail and manufacturing companies that the Compensation Committee believes to be a more representative measure of the size, scope and complexity of the market for competitive executive talent.

         In reviewing compensation of the Company's executive officers for FY00 (including that of Mr. Walter), the Compensation Committee considered multiple factors, including the Company's size and complexity, overall quality of earnings performance, balance sheet and cash flow performance, significantly increased and expansive foreign operations, and total shareholder return. The Compensation Committee also considered each executive officer's contribution toward positioning of the Company for future expansion and success. In addition, in establishing Mr. Walter's compensation for FY00, the Compensation Committee considered the growth and expansion of the Company's business from previous years, continued increase in market capitalization, successful integration of previously acquired businesses, strategic positioning and continued business development activities, more diversified lines of business and a substantially increased and more geographically diverse work force. It is the observation of the Compensation Committee that FY00 marked yet another record year financially for the Company.

         Base Salaries. Base salaries for Company executives are generally subject to annual review and adjustment on the basis of individual and Company performance, level of responsibility, and competitive, inflationary and internal equity considerations. In order to effectively recruit and retain key managers, the Company has adopted a base salary philosophy which takes into account competitive market compensation levels. In considering Mr. Walter's FY00 base salary, the Compensation Committee considered the same factors as those considered for other executive officers.

         Annual Cash Incentives. Company executives are eligible to receive annual cash incentive awards pursuant to the Company's Management Incentive Plan ("MIP"). Targeted MIP incentive amounts, which are designed to provide competitive incentive pay, are established each year, with such amounts varying as a percentage of base salary depending upon each executive's level of responsibility and function. Performance objectives intended to focus attention on achieving key goals are established for the Company and for each significant business unit within the Company at the beginning of each fiscal year. These objectives include a specific target for Company earnings growth, which target was met for FY00. In addition, individual performance objectives are established for each executive, which include both specific performance goals and other, more qualitative and developmental, criteria. For managers with primary staff or corporate responsibilities, 60% of the MIP amount is weighted to achievement of the Company's corporate performance objectives and 40% to achievement of individual performance objectives. For managers with primary operating unit responsibilities, 50% of the MIP amount is weighted to performance of the relevant business unit, 30% to achievement of individual performance objectives, and 20% to achievement of the Company's performance objectives. Incentive awards for FY00 for the Company's executive officers other than the covered employees as discussed below were approved by the Compensation Committee based upon these corporate, business unit and individual performance criteria. For FY00, the Company also utilized a President's Over-Performance Plan ("POP") for eligible employees, including executives. The POP, which is designed to reward exceptional business unit and Company performance, provides for a maximum payment of an additional 50% of an employee's MIP target amount, provided 100% of the Company performance objectives have been achieved. The POP percentage paid for the fiscal year ended June 30, 2000 varied for each business unit of the Company from 0% to 40% depending upon the applicable business unit performance.

         Certain executive officers' bonuses are not paid in accordance with the MIP. Instead, their bonus is paid under the Cardinal Health, Inc. Performance-Based Incentive Compensation Plan (the "Performance-Based Plan"). The Budget Reconciliation Act of 1993 (the "Act") amended the Internal Revenue Code to add Section 162(m), which prohibits a deduction to any publicly held corporation for non-performance-based compensation paid to a "covered employee" in excess of $1 million per year (the "Dollar Limitation"). A covered employee is an employee who, on the last day of the Company's taxable year, is the chief executive officer of the Company or an employee who appears in the Summary Compensation Table by reason of being one of the four most highly compensated executive officers for the taxable year (other than the chief executive officer). In anticipation that the deductibility of compensation paid to Mr. Walter and other executive officers could be affected by the Act, in August 1996, the Company's Board of Directors adopted the Performance-Based Plan, the material terms of the performance goals of which were approved by the Company's shareholders in October 1996, and amendments to which were approved by the Company's shareholders in November 1998. Compensation paid in accordance with the Performance-Based Plan generally will not be applied toward the Dollar Limitation. Messrs. Walter, Kane, Damico, Millar and Fotiades were the covered employees for the Company's past fiscal year. Under the terms of the Performance-Based Plan, and in accordance with Section 162(m), a maximum bonus potential level is set for each covered employee if the performance goals established by the Compensation Subcommittee are fully satisfied. The performance goals established by the Compensation Subcommittee under the Performance-Based Plan for the covered employees for FY00 were fully satisfied. As permitted by the Performance-Based Plan, the Compensation Subcommittee then considered other factors, including without limitation the results of the business unit managed by each such executive, in determining the amount of bonus paid to each covered employee for FY00, within the maximum award limits.

         Long-Term Stock Incentives. The Company has granted equity-based awards to its executives under the Company's Stock Incentive Plan (the "Stock Incentive Plan"), which was initially approved by the Company's shareholders in 1987, and the Company's Amended and Restated Equity Incentive Plan (the "Equity Incentive Plan"), which replaced the Stock Incentive Plan as to ongoing grants, and which was approved by the Company's shareholders in November 1995, and amendments to which were approved by the Company's shareholders in November 1998. The Stock Incentive Plan was, and Equity Incentive Plan is, designed to align a significant portion of the executive compensation package with the long-term interests of the Company's shareholders by providing an incentive that focuses attention on managing the Company from the perspective of an owner with an equity stake in the business. The Stock Incentive Plan provided, and the Equity Incentive Plan provides, for the grant of several types of equity-based awards, including stock options and restricted shares.

         Although not required to do so, the Company has consistently made annual grants of stock options to its management personnel, including its executive officers. This annual grant program is designed to provide Company managers, over a number of years, with multiple stock options, each granted with an exercise price equal to the market price for Common Shares on the date of the grant. Individual option grants are determined by the Compensation Committee based on a manager's current performance, potential for future responsibility, and salary multiples designed to increase the portion of the total compensation opportunity represented by stock incentives as a manager's level of responsibility increases. Approximately 2,600 individuals below the executive officer level were granted stock options under the Company's Equity Incentive Plan and Broadly-based Equity Incentive Plan during FY00. This program is an increasingly important element of the Company's efforts to identify, develop and motivate the potential leaders who will sustain the Company's superior performance in the future. It also reinforces an entrepreneurial environment by providing real incentives for these employees to sustain and enhance the Company's long-term performance. Because a primary purpose of granting stock options is to encourage positive future performance, when granting options the Compensation Committee does not consider the number of options granted to an individual in previous years. The Company's standard stock option agreement contains provisions providing for forfeiture of the option or option value received in the event the option holder engages in certain behavior in competition with or contrary to the interests of the Company. The Compensation Committee places a relatively heavy emphasis on stock options, consistent with its philosophy that stock incentives more closely align the interests of Company managers with the long-term interests of shareholders.

         The number of option shares granted to members of management, individually and in the aggregate, for the Company's past fiscal year was larger than that granted in previous years. The increased number of option shares granted was affected in part by the increase in the number of option plan participants and the relative stock price at the time of grant compared to prior years. In addition, in authorizing the larger grant, the Compensation Committee took into account several factors, including without limitation the Company's extraordinary performance in a highly-competitive industry, the significant growth of the Company in the last several years, and implementation of the Compensation Committee's objective to more closely align the Company's stock incentive awards with those of competitive market practice, the level of which has consistently increased over the past few years.

         Approximately 2,600 individuals below the executive officer level were granted stock options under the Company's Equity Incentive Plan and Broadly-based Equity Incentive Plan during FY00. This program is an increasingly important element of the Company's efforts to identify, develop and motivate the potential leaders who will sustain the Company's superior performance in the future. It also reinforces an entrepreneurial environment by providing real incentives for these employees to sustain and enhance the Company's long-term performance.

         Grants of restricted shares are generally limited to the Company's executive officers and other senior management personnel to reward exceptional performance with a long-term benefit in lieu of cash, to facilitate stock ownership, and to deter recruitment of key Company managers by competitors and others. Unlike the Company's stock option program, restricted share grants are not made on an annual or other regularly established basis. Recipients of restricted share grants are subject to restrictions on the disposition of the stock during a period determined by the Compensation Subcommittee at the time of grant. Restricted stock awards are forfeited by their terms if the recipient terminates employment with the Company prior to the expiration of the restriction period. Restricted stock awards are, in most instances, also forfeited by their terms if the recipient engages in certain behavior in competition with or contrary to the interests of the Company. During the fiscal year ended June 30,

2000, the Compensation Subcommittee authorized the grant of restricted shares to certain executive officers and other senior management personnel in connection with the execution by such executives and management personnel of employment and similar agreements. (See "Employment Agreements and Other Arrangements" below). Those restricted share awards contain restrictions and forfeiture provisions as described above.

         Consistent with the Company's philosophy of linking total compensation to stock performance for all of its executive officers, a significant portion of Mr. Walter's overall compensation package is comprised of stock incentives. In November 1999, the Compensation Subcommittee granted Mr. Walter options to purchase 950,000 Common Shares with an exercise price of $46.75 per share (the market price on the date of grant) as part of the annual option grant made to Company executives. In making this grant, the Compensation Subcommittee considered several of the same factors as those considered for the other executive officers, including implementation of the Compensation Subcommittee's objective to more closely align the Company's stock incentive awards with those of the market. In addition, the Compensation Subcommittee took into account the Company's consistent, multi-year financial performance, its strong strategic positioning, and overall market competitiveness of Mr. Walter's total compensation package. It was the objective of the Compensation Subcommittee that this option grant to Mr. Walter be a special grant which is larger than the normal annual option grant made to Mr. Walter in previous years in order to provide an incentive for Mr. Walter to continue to impart the Company with aggressive leadership and to guide the Company toward its future goals. In considering any annual grant to Mr. Walter for future fiscal years, the Compensation Subcommittee will take into account the fact that Mr. Walter received a special annual grant in FY00. However, the Compensation Subcommittee has reserved the right to grant Mr. Walter additional options in the future, particularly if market conditions or other circumstances warrant. Mr. Walter's options granted during FY00 vest one-third on each of the first, second and third anniversary of the grant date and have an option term of ten years. All of the options granted to Mr. Walter during the fiscal year also contain provisions for forfeiture of the option or option value received in the event Mr. Walter engages in certain behavior in competition with or contrary to the interests of the Company.

         Impact of 1993 Tax Act Changes. As discussed above, Section 162(m) of the Internal Revenue Code prohibits a deduction to any publicly held corporation for non-performance-based compensation paid to a covered employee in excess of the Dollar Limitation. Although it is the Company's policy to minimize the effect of the Act on the Company's compensation expense, as a result of the Act the Company will have approximately $790,000 in non-deductible compensation for FY00. However, the impact was mitigated by exclusions of certain performance-based compensation under the Stock Incentive Plan, Equity Incentive Plan and the Performance-Based Plan, and salary deferral elections made by Mr. Walter and certain of the other covered employees. The Compensation Subcommittee reserves the authority to award non-deductible compensation in such circumstances as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company's efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

         Conclusion. As described above, the Company's executive compensation program provides a significant link between total compensation and the Company's performance and long-term shareholder value consistent with the compensation philosophies set forth above. This program is believed to be a significant factor in the Company's growth and profitability and the resulting long-term gains achieved by the Company's shareholders.


                                  J. Michael Losh, Chairman
                                  Silas S. Cathcart
                                  John B. McCoy
                                  Richard C. Notebaert
                                  Melburn G. Whitmire

EXECUTIVE COMPENSATION

         The following information is set forth with respect to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers.

                         I. SUMMARY COMPENSATION TABLE

------------------------------------------------------------------------------------------------------------------------------
                                                  ANNUAL COMPENSATION               LONG-TERM COMPENSATION
                                                                                            AWARDS
------------------------------------------------------------------------------------------------------------------------------
                                                                      OTHER       RESTRICTED      SECURITIES        ALL
                                                                      ANNUAL        STOCK         UNDERLYING       OTHER
         NAME AND               FY -         SALARY       BONUS    COMPENSATION     AWARDS          OPTIONS     COMPENSATION
    PRINCIPAL POSITION         ENDED          ($)          ($)        ($)(1)       ($)(2)(3)        (#)(3)         ($)(4)
------------------------------------------------------------------------------------------------------------------------------
Robert D. Walter                2000        $949,231   $1,836,517    $64,835(5)          -0-        950,000      $206,924(6)
Chairman & Chief             -------------------------------------------------------------------------------------------------
Executive Officer               1999         824,808    1,794,375        -0-             -0-        215,000       201,944
                             -------------------------------------------------------------------------------------------------
                                1998         724,231      800,000        -0-             -0-         94,268       196,552
------------------------------------------------------------------------------------------------------------------------------
John C. Kane                    2000        $600,385   $1,062,088        -0-             -0-         50,000       $31,289
Vice Chairman,               -------------------------------------------------------------------------------------------------
President &                     1999         575,347      967,845        -0-             -0-        220,000        31,509
Chief                        -------------------------------------------------------------------------------------------------
Operating Officer               1998         488,462      489,945        -0-             -0-         57,021        29,717
------------------------------------------------------------------------------------------------------------------------------
Joseph F. Damico
Executive Vice President &      2000        $446,465   $  658,650        -0-             -0-         76,418       $89,796(8)
Group President-             -------------------------------------------------------------------------------------------------
Medical-Surgical Products
and Services (7)                1999        $171,353   $  308,140        -0-      $1,500,017         67,000        23,305
------------------------------------------------------------------------------------------------------------------------------
James F. Millar
Executive Vice President &      2000        $479,019   $  565,331        -0-      $  971,250         75,294       $31,289
Group President-             -------------------------------------------------------------------------------------------------
Pharmaceutical                  1999         368,403      462,788        -0-             -0-         39,131        31,509
Distribution & Provider      -------------------------------------------------------------------------------------------------
Services                        1998         310,501      221,810        -0-         527,100         22,500        29,717
------------------------------------------------------------------------------------------------------------------------------
George L. Fotiades
Executive Vice President &      2000        $446,167   $  529,095        -0-      $  878,750         45,271       $94,289(10)
Group President -            -------------------------------------------------------------------------------------------------
Pharmaceutical Technologies
and Services (9)                1999         366,593      187,275        -0-         999,898         55,614        83,833
------------------------------------------------------------------------------------------------------------------------------

(1) -0- indicates that the aggregate amount of perquisites and other personal benefits, securities or property in the aggregate did not exceed the lesser of $50,000 or 10% of the total of Salary and Bonus, and the executive had no other compensation reportable under this category.

(2) Aggregate restricted share holdings and values at June 30, 2000 (based upon the closing price of the Common Shares on the New York Stock Exchange on such date), for the named executive officers are as follows: (i) Mr. Walter - 94,009 shares, $6,956,666; (ii) Mr. Kane - 4,680 shares,
      $346,320; (iii) Mr. Damico - 21,127 shares, $1,563,398; (iv) Mr. Millar -
      28,725 shares, $2,125,650; and (v) Mr. Fotiades - 33,617 shares,
      $2,487,658. Dividends are paid on restricted shares at the same rate as all Common Shares.

(3) All numbers have been adjusted to reflect the 3-for-2 split of the Company's Common Shares in October 1998.

(4) Amounts shown represent Company contributions to the executive's account under the Company's Profit Sharing and Retirement Savings Plan (or applicable subsidiary 401(k) plan) and the Company's Incentive

      Deferred Compensation Plan for fiscal 2000 as follows: Messrs. Walter, Kane, and Millar - $31,289; Mr. Damico - $39,796; and Mr. Fotiades - $10,456.

(5)   Includes $51,435 relating to personal use of a Company airplane.

(6) Includes $175,635 for premiums paid by the Company on a split-dollar life insurance arrangement among the Company, Mr. Walter, and a trust for Mr. Walter's family. The Company will recover all such premiums paid by it, plus interest at the rate of 3% per annum, upon the earlier to occur of January 12, 2003, or the death of the survivor of Mr. Walter and his spouse.

(7) Mr. Damico joined the Company in February 1999 following the acquisition by the Company of Allegiance Corporation (the "Allegiance Acquisition"). Compensation included in the Summary Compensation Table for Mr. Damico excludes all compensation paid prior to the Allegiance Acquisition.

(8) Includes $50,000 in connection with CIC Agreement (as described and defined below under "Employment Agreements and Other Arrangements").

(9) Mr. Fotiades joined the Company in August 1998 following the acquisition by the Company of R.P. Scherer Corporation (the "R.P. Scherer Acquisition"). Compensation included in the Summary Compensation Table for Mr. Fotiades excludes all compensation paid prior to the R.P. Scherer Acquisition.

(10) Includes $83,833 paid to Mr. Fotiades as an incentive fee pursuant to certain provisions contained in the Original Fotiades Agreement (as described and defined below under "Employment Agreements and Other Arrangements").

                                             II. OPTION/SAR GRANTS IN LAST FISCAL YEAR

---------------------------------------------------------------------------------------------------------------------------
                                               INDIVIDUAL GRANTS
-----------------------------------------------------------------------------------
                                            PERCENT OF
                               NUMBER OF       TOTAL                                        POTENTIAL REALIZABLE VALUE
                               SECURITIES     OPTIONS                                         AT ASSUMED ANNUAL RATES
                               UNDERLYING   GRANTED TO                                      OF STOCK PRICE APPRECIATION
                                OPTIONS      EMPLOYEES     EXERCISE                               FOR OPTION TERM(4)
                                GRANTED      IN FISCAL      PRICE      EXPIRATION
            NAME                 (#)(1)       YEAR(2)     ($/SH)(3)       DATE          0% ($)       5% ($)       10% ($)
---------------------------------------------------------------------------------------------------------------------------
Robert D. Walter                 950,000       14.78%        $46.75       11/15/09      $0.00     $27,930,783   $70,782,087
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
John C. Kane                      50,000         .78%        $50.00       02/09/10      $0.00      $1,572,237    $3,984,356
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
Joseph F. Damico                  76,418        1.19%        $46.75       11/15/09      $0.00      $2,246,752    $5,693,711
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
James F. Millar                   75,294        1.17%        $46.75       11/15/09      $0.00      $2,213,706    $5,609,965
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
George L. Fotiades                45,271         .70%        $46.75       11/15/09      $0.00      $1,331,005    $3,373,027
---------------------------------------------------------------------------------------------------------------------------

(1) All options granted during the fiscal year to the named executives are nonqualified stock options and are exercisable on and after the third anniversary from the date of grant, except for those granted to Mr. Walter which are exercisable one-third on each of the first, second and third anniversary of the grant date.

(2) Based on 6,424,767 options granted to all employees during the fiscal year ended June 30, 2000 under the Company's Equity Incentive Plan and Broadly-based Equity Incentive Plan.

(3)   Market price on date of grant.

(4) These amounts are based on hypothetical appreciation rates of 0%, 5% and 10% and are not intended to forecast the actual future appreciation of the Company's stock price. No gain to optionees is possible without an actual increase in the price of the Company's Common Shares, which increase benefits all of the Company's shareholders.


              III. AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

------------------------------------------------------------------------------------------------------------------
                                                                       NUMBER OF                   VALUE OF
                                                                      UNEXERCISED                UNEXERCISED
                                                                        OPTIONS                 IN-THE-MONEY
                                                                       AT FY-END                   OPTIONS
                                                                          (#)                 AT FY-END ($)(2)
                                                                  ------------------------------------------------
                                       SHARES        VALUE
                                    ACQUIRED ON     REALIZED           EXERCISABLE/             EXERCISABLE/
NAME                                EXERCISE (#)     ($) (1)          UNEXERCISABLE            UNEXERCISABLE
------------------------------------------------------------------------------------------------------------------
Robert D. Walter                       36,563      $1,979,910       422,384/1,259,268     $21,882,364/$29,353,097
------------------------------------------------------------------------------------------------------------------
John C. Kane                              -0-             -0-         472,324/217,021      $23,660,511/$2,538,365
------------------------------------------------------------------------------------------------------------------
Joseph F. Damico                          -0-             -0-         664,048/143,418      $34,072,677/$2,283,391
------------------------------------------------------------------------------------------------------------------
James F. Millar                         9,563      $  505,500         139,996/136,925       $7,096,096/$2,655,980
------------------------------------------------------------------------------------------------------------------
George L. Fotiades                        -0-             -0-         141,251/149,715       $5,251,107/$2,534,715
------------------------------------------------------------------------------------------------------------------



(1) Value calculated as the difference between the fair market value of the Common Shares on the date of exercise and the option exercise price before payment of any taxes.

(2) Value calculated as the difference between the fair market value of the Common Shares on June 30, 2000 and the option exercise price.

SHAREHOLDER PERFORMANCE GRAPH

         Set forth below is a line graph comparing the cumulative total return of Common Shares with the cumulative total return of the Standard & Poor's Composite - 500 Stock Index and the Value Line Health Care Sector Index, an independently prepared index which includes more than 100 companies in the health care industry (the "Value Line Health Care Index"). The graph assumes, in each case, an initial investment of $100 as of June 30, 1995 based on the market prices at the end of each fiscal year through and including June 30, 2000, with the Value Line Health Care Index investment weighted on the basis of market capitalization at the beginning of each such fiscal year, and assuming reinvestment of dividends (and taking into account all stock splits during such periods).

                                    [GRAPH]

--------------------------------------------------------------------------------------------------
         Fiscal Year               1995         1996       1997       1998       1999      2000
--------------------------------------------------------------------------------------------------
Cardinal Health, Inc.             100.00       152.95     182.41     299.12     307.34   355.37
--------------------------------------------------------------------------------------------------
S&P 500                           100.00       126.12     169.95     220.83     271.36   287.55
--------------------------------------------------------------------------------------------------
Value Line Health Care Index      100.00       137.02     204.76     279.55     312.75   365.38
--------------------------------------------------------------------------------------------------
                                                                          Source: Value Line, Inc.


EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

         In February 2000, the Company announced Mr. Kane's intention to retire during the fiscal year ending June 30, 2001. In connection with his retirement and to assist in the transition following his retirement, the Company executed an agreement with Mr. Kane (the "Kane Agreement"). The Kane Agreement provides for Mr. Kane to remain as President and Chief Operating Officer of the Company for an interim period while the Company seeks his successor (the "Search Period"). Following the Search Period, Mr. Kane will remain available during a one year "Transition Period" and for up to two years thereafter for consulting (the "Consulting Period"). During the Search Period, Mr. Kane will receive his normal base salary and bonus. During the Transition Period, Mr. Kane will be compensated in the amount of $750,000 and during the Consulting Period, he will be compensated $50,000 annually. Upon the effective date of the Kane Agreement, Mr. Kane was granted an option to purchase 50,000 Common Shares of the Company as described in the "Option/SAR Grants in Last Fiscal Year" table above. The Kane Agreement contains non-compete and non-solicitation restrictions through the later of December 31, 2001 or the end of the Consulting Period. If the Company terminates Mr. Kane's employment prior to the end of the Transition Period and Mr. Kane elects to retire at that time, he will no longer be subject to the non-compete and non-solicitation restrictions. The Kane Agreement also requires Mr. Kane to keep the Company's proprietary information and trade secrets confidential.

         During the fiscal year ended June 30, 2000, the Company entered into a Second Amendment to Change in Control Severance Agreement with Mr. Damico (the "CIC Agreement"). The CIC Agreement provides for an incentive award and a stay bonus if Mr. Damico remains employed by the Company through February 9, 2001. The CIC Agreement also provides for a signing bonus and Gross-up Payment (as defined in the CIC Agreement) payable in the event that any payments made to Mr. Damico under the CIC Agreement or in connection with his termination of employment with the Company become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. Under the CIC Agreement, in consideration for Mr. Damico agreeing to certain non-compete obligations during the term of his employment and generally for twelve months thereafter and certain non-solicitation obligations during the term of his employment and generally for twenty-four months thereafter, Mr. Damico will receive a Noncompetition Payment (as defined in the CIC Agreement) under the CIC Agreement. The CIC Agreement also requires Mr. Damico to keep the Company's proprietary information and trade secrets confidential.

         During the fiscal year ended June 30, 2000, the Company entered into an agreement with Mr. Millar (the "Millar Agreement"), which replaced and superceded the employment agreement previously in place between the Company and Mr. Millar. The Millar Agreement provides for an employment term of three years commencing on February 9, 2000. In addition to base salary and an annual cash incentive payable under the standard terms of the bonus plan for which Mr. Millar is eligible, the Millar Agreement provides for an additional incentive award, payable one-half in cash and one-half in restricted shares (as indicated in the Summary Compensation Table contained in this Proxy Statement) if Mr. Millar remains employed by the Company through February 9, 2002. The Millar Agreement also provides for a severance payment to Mr. Millar in the event the Company terminates Mr. Millar's employment without Cause (as defined in the Millar Agreement) prior to the end of his full time employment period. Under the Millar Agreement, Mr. Millar has agreed to comply with certain non-compete and non-solicitation covenants during the term of his employment and generally for twelve months thereafter. In addition, Mr. Millar is obligated to keep the Company's proprietary information and trade secrets confidential.

         During the fiscal year ended June 30, 2000, the Company entered into an agreement with Mr. Fotiades (the"Fotiades Agreement"), which replaced and superceded the employment agreement previously in place between the Company and Mr. Fotiades (such previous agreement, the "Original Fotiades Agreement"). The Fotiades Agreement provides for an employment term of thirty-three months commencing on February 9, 2000. In addition to base salary and an annual cash incentive payable under the standard terms of the bonus plan for which Mr. Fotiades is eligible, the Fotiades Agreement provides for an additional incentive award, payable one-half in cash and one-half in restricted shares (as indicated in the Summary Compensation Table contained in this Proxy Statement) if Mr. Fotiades remains employed by the Company through February 9, 2002. The Fotiades Agreement also provides for a severance payment to Mr. Fotiades in the event the Company terminates Mr. Fotiades' employment without Cause or Mr. Fotiades terminates his employment for Good Reason (each as defined in the Fotiades Agreement) prior to the end of his full time employment period. The Original Fotiades Agreement provided and the new Fotiades Agreement provides for a fee of $166,667 to be paid to Mr. Fotiades on August 7, 2000 and August 7, 2001. Under the Fotiades Agreement, Mr. Fotiades has agreed to comply with certain non-compete and non-solicitation covenants during the term of his employment and generally for twelve months thereafter. In addition, Mr. Fotiades is obligated to keep the Company's proprietary information and trade secrets confidential.

         The Company's Stock Incentive Plan, Equity Incentive Plan and Broadly-based Equity Incentive Plan each provides for acceleration of the vesting of stock options and restricted share awards based upon the occurrence of a change of control of the Company. A change of control is defined generally, with certain exclusions, as acquisition by an individual or group of 25% or more of the Common Shares, an involuntary change in the composition of at least a majority of the members of the Board of Directors, or approval by the Company's shareholders of a merger, reorganization, consolidation, liquidation, or sale of substantially all of the assets of the Company.


COMPENSATION OF DIRECTORS

         During the fiscal year ended June 30, 2000, the Company's non-employee Directors ("Outside Directors") were each paid $10,000 per fiscal quarter (the "Director Service Fee"). Effective as of the last quarter of the Company's fiscal year, an Outside Director serving as chairperson of a Board committee receives $1,000 per quarter for such service (the "Committee Chairperson Fee"). Other than the chairperson, Outside Directors receive no additional compensation for service on Board committees. Outside Directors may elect to defer payment of their Director Service Fee and Committee Chairperson Fee into the Company's Directors Deferred Compensation Plan, one of the investment alternatives for which is a Company Common Shares Fund. The Company also reimburses Outside Directors for out-of-pocket travel expenses incurred in connection with attendance at Board and committee meetings. Employee Directors do not receive additional compensation in their capacity as a Director.

         In May 2000, the Company conducted a market study of Outside Director compensation and performed an assessment of its strategy for compensation of Outside Directors. As a result of the study and assessment, the Board of Directors modified its compensation structure to Outside Directors in order to be more market competitive and to increase the percentage of compensation paid to Outside Directors in equity when compared to cash compensation. To effect such modification, the Board authorized an increase in the annual grant of options to Outside Directors such that the total annual option grant to Outside Directors equals options having a total exercise price of $200,000. At that time, the Board of Directors also approved an increase in the grant upon first appointment or election to the Board such that the total initial option grant to Outside Directors equals options having a total exercise price of $250,000. The actual value of the options will be the difference between the market value of the underlying Common Shares on the exercise date and the exercise price. In determining the value of the Outside Director options and, thus, the total compensation to Outside Directors, the Board of Directors made certain assumptions about the future increase in the market value of the Company's Common Shares over the term of the options. The options are granted pursuant to the Company's Equity Incentive Plan and the newly adopted Outside Directors Equity Incentive Plan. The exercise price of these options is the fair market value of Common Shares on the date of grant. All grants to Outside Directors generally vest immediately, are exercisable for ten years from the date of grant, and are subject to adjustment for subsequent stock dividends, splits, and other changes in the Company's capital structure. Options granted to Outside Directors are treated as nonqualified options under the Internal Revenue Code. On November 3, 1999, Messrs. Finn, Gerbig, Havens, Losh, and McCoy and Mrs. Herzlinger each were granted an option to purchase 2,225 Common Shares, and on December 1, 1999, Messrs. Conrades and Notebaert each were granted an option to purchase 3,011 Common Shares, in accordance with the provisions of the Equity Incentive Plan. On May 11, 2000, Mr. Bing was granted an option to purchase 2,580 Common Shares, in accordance with the provisions of the Equity Incentive Plan and 1,720 Common Shares in accordance with the provisions of the Outside Directors Equity Incentive Plan.


PROPOSAL 1 - ELECTION OF NOMINEES FOR DIRECTORS OF THE COMPANY AT THE ANNUAL MEETING

         The Company's Board of Directors has nominated each of Dave Bing, John
F. Finn, John F. Havens, and Robert D. Walter to serve as a Director of the Company for a term of three years and until his successor is duly elected and qualified. Each of Messrs. Bing, Finn, Havens and Walter currently serves as a Director of the Company.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE FOR THESE NOMINEES TO SERVE AS MORE FULLY DESCRIBED UNDER "ELECTION OF DIRECTORS" IN THIS PROXY STATEMENT.

PROPOSAL 2 - AMENDMENT OF THE COMPANY'S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES

         The Company's Board of Directors has unanimously approved an amendment to Section 1 of Article Fourth of the Company's Articles of Incorporation to increase the authorized number of Common Shares from five hundred million to seven hundred and fifty million and recommends that the Company's shareholders vote FOR the amendment. The full text of Section 1 of Article Fourth reflecting this amendment is attached to this Proxy Statement as Exhibit A.

         The additional Common Shares for which authorization is sought would have the same rights and privileges as the Common Shares presently outstanding. Holders of Common Shares have no preemptive rights to subscribe to or for any additional shares of the Company.

         As of September 8, 2000, 278,179,407 Common Shares were issued and outstanding, approximately 7,304,200 Common Shares were held in treasury, approximately 53,793,100 Common Shares were reserved for issuance under stock incentive and deferred compensation plans, and approximately 4,200,000 Common Shares were reserved for issuance under an equity shelf registration statement. As of such date, excluding Common Shares already reserved as described above, a balance of 156,523,300 authorized Common Shares would have been available for issuance without shareholder action. Although the Company has no present plan, agreement or commitment for the issuance of additional Common Shares other than those described above or pursuant to existing employee benefit plans, the Company's Board of Directors believes that the number of Common Shares available for issuance could be insufficient to meet the future needs of the Company.

         The Company's Board of Directors believes that it is desirable to have additional authorized but unissued Common Shares available for possible future share dividends or splits, employee benefit programs, financing and acquisition transactions, and other general corporate purposes. For example, the Company issued approximately 6,970,000 Common Shares pursuant to a 25% stock split in June 1994, 33,411,000 Common Shares pursuant to a three-for-two stock split in December 1996, and 66,895,000 Common Shares pursuant to a three-for-two stock split in October 1998; approximately 1,867,000 Common Shares in a registered public offering in September 1994; and approximately 160,384,950 Common Shares and options to purchase Common Shares in connection with acquisition transactions completed since February 1994. Although there can be no assurance that similar issuances or transactions will occur in the future, the Board wishes to have Common Shares available for such purposes if conditions warrant. Like the presently authorized but unissued Common Shares, the additional Common Shares would be available for issuance without further action by the Company's shareholders, unless such action is required by applicable law or the rules of the New York Stock Exchange on which the Common Shares are listed or any other stock exchange on which the Company's securities may be listed in the future. The authorization of additional Common Shares will enable the Company, as the need may arise, to take timely advantage of market conditions and the availability of favorable opportunities without the delay and expense associated with the holding of a special meeting of its shareholders.

         Although a proposal to increase the authorized capital stock of a company may be construed as having an anti-takeover effect, neither the management of the Company nor its Board of Directors views this proposal in that perspective. The proposal has not been prompted by an effort by anyone to gain control of the Company, and the Company is not aware of any such attempt. However, the authorized and unissued Common Shares could be issued for the purpose of discouraging an attempt by another person or entity, through the acquisition of a substantial number of Common Shares, to acquire control of the Company with a view to effecting a merger, sale of the Company's assets, or similar transaction, since the issuance of Common Shares could be used to dilute the share ownership or voting rights of such a person or entity. Further, any of such authorized but unissued Common Shares could be privately placed with purchasers who might support incumbent management, making a change in control of the Company more difficult.

         Under Ohio law and the Company's Articles of Incorporation, the affirmative vote of the holders of a majority of the outstanding Common Shares is required for the approval of the proposal. Broker non-votes and abstentions will have the same effect as votes against the proposal.

THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE FOR THIS PROPOSAL.


PROPOSAL 3 - RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE CARDINAL HEALTH, INC. PERFORMANCE-BASED INCENTIVE COMPENSATION PLAN

INTRODUCTION

         At the Annual Meeting, the Company's shareholders will be requested to consider and act upon a proposal to re-approve the material terms of the performance goals under the Cardinal Health, Inc. Performance-Based Incentive Compensation Plan (the "Performance-Based Plan").

         On August 14, 1996, the Board of Directors adopted the Performance-Based Plan, subject to approval by the Company's shareholders of the material terms of the performance goals thereunder. The Company's shareholders approved the material terms of the performance goals thereunder on October 29, 1996. The purpose of the Performance-Based Plan is to give the Company a competitive advantage in attracting, retaining and motivating senior officers and key employees and to provide the Company with the ability to provide incentive compensation that is linked to the profitability of the Company's businesses and increases in shareholder value, which incentive compensation is not subject to the deduction limitation rules described below.

DESCRIPTION

         Set forth below is a summary of certain important features of the Performance-Based Plan and a description of the material terms of the performance goals thereunder that shareholders are being asked to re-approve.

         Administration. The Performance-Based Plan is administered by the Compensation Subcommittee of the Board. Among other things, the Compensation Subcommittee has the authority to select participants in the Performance-Based Plan from among the Company's executive officers and to determine the performance goals, target amounts and other terms and conditions of awards under the Performance-Based Plan (subject to the terms of the Performance-Based Plan). The Compensation Subcommittee also has the authority to establish and amend rules and regulations relating to the Performance-Based Plan and to make all other determinations necessary and advisable for the administration of the Performance-Based Plan. All decisions made by the Compensation Subcommittee pursuant to the Performance-Based Plan are made in the Compensation Subcommittee's sole discretion and are final and binding.

         Eligibility. Executive officers of the Company designated by the Compensation Subcommittee are eligible to be granted awards under the Performance-Based Plan.

         Terms of Awards. Awards under the Performance-Based Plan consist of cash amounts payable upon the achievement, during a specified performance period, of specified objective performance goals. At the beginning of a performance period for a given award, the Compensation Subcommittee will establish the performance goal(s) and the target amount of the award, which will be earned if the performance goal(s) are achieved in full, together with any lesser amount that will be earned if the performance goal(s) are only partially achieved. After the end of the performance period, the Compensation Subcommittee will certify the extent to which the performance goals are achieved and determine the amount of the award that is payable; provided, that the Subcommittee will have the discretion to determine that the actual amount paid with respect to an award will be less than (but not greater than) the amount earned.

         Performance Goals; Maximum Award. The performance goals for awards are based upon the achievement of targeted measures of return on equity, earnings per share, or earnings from operations for the Company and/or one or more operating groups of the Company. The maximum award that may be paid to any participant for any performance period is $3 million times the number of twelve-month periods contained within the performance period. For example, if the performance period for an award is two years, the maximum award would be $6 million, and if the performance period is six months, the maximum award would be $1,500,000.

         Termination of Employment. A participant whose employment terminates because of death or disability during the performance period for an award will receive a pro rata portion of the award, based upon the extent to which the performance goals had been achieved before such termination, unless the Compensation Subcommittee determines otherwise. A participant whose employment terminates for any other reason before the end of the performance period for an award will not be entitled to any payment with respect to the award.

         Amendment and Discontinuance. The Performance-Based Plan may be amended, modified or terminated by the Compensation Subcommittee at any time, but no such amendment, modification or termination will affect the payment of any award for a performance period that has already ended or increase the amount of any award.

REASON FOR SHAREHOLDER APPROVAL

         The Performance-Based Plan has been designed to take into account certain limits on the ability of a public corporation to claim tax deductions for compensation paid to certain highly compensated executives. Internal Revenue Code Section 162(m) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and the four other most highly compensated officers of a public corporation. (See "Executive Compensation -- Human Resources and Compensation Committee Report -- Impact of 1993 Tax Act Changes", above.) However, "qualified performance-based compensation" is exempt from this limitation. Qualified performance-based compensation is compensation paid based solely upon the achievement of objective performance goals, the material terms of which are approved by the shareholders of the paying corporation. The rules pertaining to Section 162(m) require shareholder re-approval of the material terms of the performance goals at least once every five years. Inasmuch as the Company's shareholders approved the material terms of the performance goals in October 1996, the shareholders of the Company are thus now being asked to re-approve the material terms of the performance goals under the Performance-Based Plan, as described above.

VOTE REQUIRED

         Approval of the performance goals under the Cardinal Health, Inc. Performance-Based Incentive Compensation Plan requires the affirmative approval of the holders of a majority of the Common Shares present in person, or by proxy, at the Annual Meeting. Broker non-votes and abstentions will have the same effect as votes against the proposal.

         THE BOARD OF DIRECTORS BELIEVES THAT RE-APPROVAL OF THE PERFORMANCE GOALS UNDER THE PERFORMANCE-BASED PLAN IS IN THE BEST INTERESTS OF ALL SHAREHOLDERS AND, ACCORDINGLY, RECOMMENDS A VOTE FOR THIS PROPOSAL.

PROPOSAL 4 - PROPOSAL FROM SHAREHOLDERS TO PHASE OUT PVC USE IN MANUFACTURE OF MEDICAL SUPPLIES

         The Company has received a proposal from certain shareholders (the "Shareholder Proposal") which is required to be included in this Proxy Statement. The Company is advised that the proposal will be presented for action at the Annual Meeting. The proposed resolution and statements made in support of it are presented below. The names and addresses of, as well as the number of Common Shares held by, the shareholders submitting the proposal will be furnished by the Company to any person requesting such information. THE BOARD OF DIRECTORS DOES NOT AGREE WITH THE SHAREHOLDER PROPOSAL AND RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST IT.

         The Shareholder Proposal, which contains a number of allegations with which the Company takes issue, reads as follows:

WHEREAS:

Polyvinyl chloride (PVC) plastic, the primary component in 25 percent of all medical products, including IV and blood bags, respiratory care products, dialysis tubing, enteral feeding tubes, surgical gloves and sterile packaging, creates dioxin during the PVC production process;

PVC also produces dioxin when burned in a medical or solid waste incinerator;

Dioxin is a known human carcinogen and has been linked to a host of other human health effects, including endocrine (hormone system) disruption, reproductive abnormalities, altered glucose tolerance, testicular atrophy, neurological problems, infertility and other effects in both animals and humans;

The EPA has determined that the U.S. population already has dioxin levels in their bodies at or near the levels which have caused adverse effects in laboratory animals;

Large quantities of chemicals called "phthalates" are used to manufacture flexible PVC medical products; as a result, a significant percentage of any flexible PVC product may be comprised by di-ethylhexyl-phthalate (DEHP), a plasticizer that is a reproductive and developmental toxicant;

DEHP has been found to leach out of medical devices and into the fluids they are carrying, thus putting at risk of DEHP exposure vulnerable populations, such as premature infants, dialysis patients and people with AIDS;

The leaching of DEHP into patients has been linked to adverse health impacts in premature infants;

All patients deserve to receive medical treatment using products and technology which present the least risk to their health;

Many non-PVC medical devices (e.g., IV bags, gloves, plasma collection bags, containers) are available, and others (e.g., tubing, film for collection bags, blood bags) are under development.

THEREFORE, BE IT RESOLVED that the shareholders request the Board of Directors of Cardinal Health, Inc. to adopt a policy of phasing out the manufacture of PVC-containing or phthalate-containing medical supplies by its Allegiance subsidiary where safe alternatives are available.

         The shareholders submitting the Shareholder Proposal have provided the following statement which contains a number of allegations with which the Company does not agree:

         Establishing as a priority the manufacture of blood bags and tubing made from resins that do not contain phthalate plasticizers would provide safer patient care in the applications which currently expose patients to the greatest health risks. Mechanisms which could be utilized to implement this policy might include: maintaining an inventory of products which contain PVC or DEHP, investigation and tracking of the availability of alternatives, establishing policies for environmentally preferable manufacturing, and requesting suppliers and purchasers to aid in the development of alternatives. By adopting these mechanisms, Cardinal Health, Inc. will demonstrate that there is a market for such devices and therefore, encourage the development and marketing of additional alternative products.

         As a manufacturer of PVC medical devices in health care, Cardinal Health, Inc. would, by adopting these policies, demonstrate a continuing commitment to risk-reduction and safe products.

BOARD OF DIRECTORS STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

         The Company's Board of Directors opposes the Shareholder Proposal and recommends that shareholders vote AGAINST the proposal.

         As a supplier of medical products and health-care services and a company whose mission is to improve lives, the Company is committed to the safety of its products and to environmental stewardship. To assure safe products, the Company stays abreast of developments regarding materials used in its products and relies on scientific data generated by government agencies and other credible sources to determine the safety of these materials. PVC has been used safely in a variety of medical products for more than 25 years and during that time it has been widely studied. Numerous scientific studies by organizations such as the World Health Organization, the U.S. Environmental Protection Agency, and the U.S. Office of Science and Technology of the Center for Devices and Radiological Health demonstrate that PVC- and DEHP-containing medical products are safe. The Company is guided by and follows applicable FDA regulations concerning the medical products which it manufacturers. The Company believes that the FDA is the proper agency to determine the safety of such products and is committed to the integrity of that process. The Company uses PVC for medical products because it is compatible with the medications used with it and its flexibility, clarity and sterilizability make it easy to use and cost effective in a health care setting.

FOR THESE REASONS, THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE AGAINST THE SHAREHOLDER PROPOSAL.

VOTE REQUIRED

         Approval of the Shareholder Proposal requires the affirmative approval of the holders of a majority of the Common Shares present in person, or by proxy, at the Annual Meeting. Broker non-votes and abstentions will have the same effect as votes against the proposal.


                          FUTURE SHAREHOLDER PROPOSALS

         Any shareholder who intends to present a proposal for the Company's 2001 Annual Meeting of Shareholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by the Company at its principal executive offices not later than May 25, 2001. The Company will not be required to include in its proxy statement or form of proxy a shareholder proposal which is received after that date or which otherwise fails to meet the requirements for shareholder proposals established by regulations of the Securities and Exchange Commission.


                        SELECTION OF INDEPENDENT AUDITORS

         The Company provided the following disclosure in its proxy statement delivered to shareholders in connection with its annual meeting of shareholders held on November 3, 1999. The Company is required to include this language again in this Proxy Statement:

         The Company and R.P. Scherer completed a merger on August 7, 1998. The Company and Allegiance Corporation ("Allegiance") completed a merger on February 3, 1999. The Company has historically engaged Deloitte & Touche LLP ("D&T") as its certifying accountant while R.P. Scherer has historically engaged Arthur Andersen LLP ("AA") and Allegiance has historically engaged PricewaterhouseCoopers LLP ("PWC") as their certifying accountants. For the Company's fiscal year ended June 30, 1999, these certifying accountant relationships were left intact, with D&T serving as the principal certifying accountant, with reference in its audit opinion to work performed on R.P. Scherer by AA and Allegiance by PWC. This was done to provide management with sufficient time to conduct a diligent process to select one firm as the certifying accountant for the merged entity. Selection of AA as the certifying accountant was recommended to and approved by the Company's Audit Committee on August 30, 1999.

         The reports of D&T on the financial statements of the Company and PWC on the financial statements of Allegiance for the past two fiscal years contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with their audits for the past two fiscal years and through August 30, 1999, there have been no disagreements with D&T or PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of D&T or PWC would have caused them to make reference thereto in their reports on the financial statements for such years. In addition, there were no reportable events (as defined in SEC Regulation S-K, Item 304(a)(1)(v)) during the two most recent fiscal years and through August 30, 1999.

         The Company requested that D&T and PWC each furnish it with a letter addressed to the SEC stating whether or not they agree with the above statements. A copy of D&T's letter, dated September 2, 1999, is filed as Exhibit
16.01 to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999. A copy of PWC's letter, dated September 1, 1999, is filed as Exhibit
16.02 to that Form 10-K.

         Representatives of AA, which served as the Company's certifying accountant for FY00 and which the Board has appointed as the certifying accountant for the fiscal year ending June 30, 2001, are expected to be present at the Annual Meeting. At the Annual Meeting representatives of AA will have the opportunity to make a statement about the Company's financial condition, if they desire to do so, and to respond to appropriate questions from shareholders.


                                  OTHER MATTERS

         This solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by Directors, officers and employees of the Company in person or by telephone, telegraph, or other means of communication. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company has retained MacKenzie Partners, Inc. at an estimated cost of $8,500, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements will also be made by the Company with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

         If the enclosed proxy is executed and returned, or a proxy is voted by telephone or internet, the Common Shares represented thereby will be voted in accordance with any specifications made by the shareholder. In the absence of any such specification, such proxies will be voted FOR adoption of the amendment to the Company's Articles of Incorporation to increase the number of authorized Common Shares, FOR re-approval of the material terms of the performance goals under the Company's Performance-Based Plan, and AGAINST approval of the shareholder proposal to phase out PVC use in manufacture of medical supplies. With respect to the election of Directors, proxies returned without specifications made by the shareholder will be voted to elect four Directors as set forth under "Election of Directors" above. Although management does not presently anticipate cumulating votes pursuant to proxies it obtains as a result of this solicitation, it reserves the right to cumulate such votes and vote for less than all of the Director nominees named herein.

         The presence of any shareholder at the Annual Meeting will not operate to revoke his or her proxy. A proxy may be revoked at any time insofar as it has not been exercised by giving written notice to the Company or in open meeting or by executing and forwarding a later-dated proxy to the Company or voting a later proxy by telephone or internet.

         If any other matters shall properly come before the Annual Meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know of any other matters which will be presented for action at the Annual Meeting.

         By Order of the Board of Directors.





September 18, 2000                          /s/ STEVEN ALAN BENNETT, Secretary

                                                                       EXHIBIT A



                       AMENDED SECTION 1 TO ARTICLE FOURTH


         Resolved, that Section 1 of Article FOURTH of the Amended and Restated Articles of Incorporation, as amended, of Cardinal Health, Inc. be, and the same hereby is, deleted in its entirety and there is substituted therefor the following:

         FOURTH: Section 1. Authorized Shares. The maximum aggregate number of shares which the Corporation is authorized to have outstanding is 755,500,000, consisting of 750,000,000 common shares, without par value ("Class A Common Shares"), 5,000,000 Class B common shares, without par value ("Class B Common Shares") (the Class A Common Shares and the Class B Common Shares are sometimes referred to herein collectively as the "Common Shares"), and 500,000 nonvoting preferred shares, without par value.

PROXY - CARDINAL HEALTH, INC.
7000 CARDINAL PLACE
DUBLIN, OHIO  43017

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints J. Michael Losh, John B. McCoy and Anthony J. Rucci, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote as indicated herein, all the common shares, without par value, of Cardinal Health, Inc. held of record by the undersigned at the close of business on September 8, 2000, at the annual meeting of shareholders to be held on November 1, 2000, or any postponements or adjournments thereof, with all the powers the undersigned would possess if then and there personally present.

1. [ ] FOR all nominees listed (except as marked to the contrary) or [ ] WITHHOLD AUTHORITY (to vote for all nominees listed): THE BOARD RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW.

          DAVE BING, JOHN F. FINN, JOHN F. HAVENS AND ROBERT D. WALTER

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
               THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------

2. [ ] FOR or [ ] AGAINST or [ ] ABSTAIN -- Proposal to amend the Company's Articles of Incorporation to Increase the Number of Authorized Common Shares. THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL.

3. [ ] FOR or [ ] AGAINST or [ ] ABSTAIN -- Proposal to re-approve the material terms of the Performance Goals under the Cardinal Health, Inc. Performance-Based Incentive Compensation Plan. THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL.

4. [ ] FOR or [ ] AGAINST or [ ] ABSTAIN - Proposal from Shareholders to Phase Out PVC Use in Manufacture of Medical Supplies. THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE SHAREHOLDER. IF NO SPECIFICATIONS ARE MADE, THE PROXY WILL BE VOTED TO ELECT THE NOMINEES DESCRIBED IN ITEM 1 ABOVE, FOR PROPOSALS 2 AND 3, AGAINST PROPOSAL 4, AND WITH DISCRETIONARY AUTHORITY ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

[PERFORATION]

[THE TEXT SET FORTH BELOW IS NOT PART OF THE PROXY]

                              CARDINAL HEALTH, INC.
Dear Shareholder:

We encourage you to take advantage of two modern and convenient ways by which you can vote your shares. You may vote your shares electronically by touch-tone telephone or via the Internet, which eliminates the need to return your proxy card.

VOTE BY TELEPHONE: To vote your shares by telephone, use a touch-tone telephone and call the following toll-free number: 1-877-PRX-VOTE, 24 hours a day, 7 days a week. Insert the Control Number printed in the box above, just below the perforation. Follow the simple recorded instructions. You will incur no costs for such call as this is a toll-free number.

VOTE BY INTERNET: To vote via the Internet, go to web site www.eproxyvote.com/cah. Type in the Control Number which is printed in the box on this proxy card, just below the perforation, then follow the simple instructions. Please be aware that if you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible.

The Internet and telephone voting facilities will be available until midnight on October 31, 2000, the day before Cardinal's Annual Meeting.

   PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR THE
      INTERNET, AS THE PROXY CARD WILL REVOKE ANY PREVIOUSLY PROVIDED VOTE

By returning this proxy card you are conferring upon management the authority to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement is hereby acknowledged.

                                    Dated                                 , 2000
                                         ---------------------------------

                                         ---------------------------------------

                                         ---------------------------------------

                                         ---------------------------------------
                                              Signature(s) of Shareholder(s)


                                              Please sign as your name appears
                                              hereon. If shares are held
                                              jointly, all holders should sign.
                                              When signing as attorney,
                                              executor, administrator, trustee
                                              or guardian, please give your full
                                              title. If a corporation, please
                                              sign in full corporate name by
                                              president or other authorized
                                              officer. If a partnership, please
                                              sign in partnership name by
                                              authorized person, indicating
                                              where proper, official position or
                                              representative capacity.


[PERFORATION]

[THE TEXT SET FORTH BELOW IS NOT PART OF THE PROXY]



[CARDINAL HEALTH LOGO]



      ALL SHAREHOLDERS ARE URGED TO VOTE THEIR PROXY AS EARLY AS POSSIBLE.

            PARTICIPANTS HOLDING SHARES THROUGH ANY OF THE COMPANY'S
             EMPLOYEE BENEFIT PLANS ARE URGED TO VOTE THEIR SHARES
              NO LATER THAN FRIDAY, OCTOBER 27, 2000, IN ORDER TO
          ENSURE COMPLETE VOTING BY THE APPLICABLE PLAN ADMINISTRATOR.

               PLEASE SEE REVERSE SIDE FOR INFORMATION ON VOTING
                      YOUR PROXY BY TELEPHONE OR INTERNET.



                                       2